Exhibit 99.1

Contacts:
Jeff Walraven	Tripp Sullivan
EVP & Chief Financial Officer	SCR Partners
(615) 627-4712	(615) 760-1104 IR@medequities.com

MEDEQUITIES REALTY TRUST REPORTS SECOND QUARTER 2017 RESULTS

NASHVILLE, Tenn., August 8, 2017 – MedEquities Realty Trust, Inc. (NYSE: MRT) (the “Company”) today announced its consolidated financial results for the quarter ended June 30, 2017 and other recent developments. A comparison of the reported amounts per share for the second quarter of 2017 to prior-year periods has been affected by an increase in the common stock outstanding resulting from the completion of, and the use of proceeds from, the Company’s initial public offering (the “IPO") in October 2016, as discussed below.

Highlights

•

During and subsequent to the second quarter of 2017, closed on and/or signed definitive agreements to acquire seven facilities and the funding of one mortgage loan for a total investment of $56.7 million at a weighted average initial yield of approximately 9.0% in four separate transactions, which included new operator relationships, two new states and diversification by asset type with the acquisition of behavioral and substance abuse treatment facilities.

•

Reported results for the second quarter of 2017 attributable to common stockholders of net income of $0.15 per diluted common share; Funds from Operations (“FFO”) of $0.26 per diluted common share; and Adjusted FFO (“AFFO”) of $0.27 per diluted common share.

•

Updated guidance for 2017 results attributable to common stockholders of net income of $0.61 to $0.65 per diluted common share (previously $0.60 to $0.64 per diluted common share) and reaffirmed previously issued guidance of FFO of $1.07 to $1.13 per diluted common share and AFFO of $1.09 to $1.15 per diluted common share.

•	Declared a regular cash dividend of $0.21 per share for the second quarter of 2017.

John W. McRoberts, the Company’s Chief Executive Officer and Chairman, noted, “Our disciplined investment strategy produced a number of attractive growth opportunities that diversified our portfolio in skilled nursing with two new operators and expanded into the behavioral space. With $80 million of funded and committed investments completed year to date and an approximately $600 million pipeline comprised of all sectors of acute and post acute care, we are on track to reach our investment and financial goals for 2017.”

Financial Results for the Second Quarter of 2017

The completion of the IPO in October 2016 provided the Company with a meaningfully different and simplified capital structure compared to the prior-year periods.  The IPO net proceeds were used to redeem all outstanding preferred stock, including a $6.3 million redemption premium, and pay down borrowings on the Company’s secured credit facility.

The Company believes the use of IPO proceeds and related higher share count, combined with the impact from the replacement of the tenant at Lakeway Hospital with Baylor Scott & White Health effective September 1, 2016, makes year-over-year comparisons less meaningful, particularly on a per share basis.

Net income attributable to common stockholders for the quarter ended June 30, 2017 was $4.8 million, or $0.15 per diluted common share, compared with a net loss attributable to common stockholders of $3.3 million, or $(0.30) per diluted common share, for the same period in 2016.  Consolidated total revenues for the quarter ended June 30, 2017 were $14.8 million, compared with $6.6 million for the same period in 2016.  Total revenues for the quarter ended June 30, 2016 included an approximate $6.7 million write-off of straight-line rent revenue related to the prior tenant’s lease at Lakeway Hospital. Additionally, total revenues for the quarter ended June 30, 2017 were favorably impacted by $0.5 million of straight-line rent revenue recognized under the current lease at Lakeway Hospital, $0.3 million in additional rental income related to the previously announced Fundamental Healthcare lease modifications, and $0.3 million in additional interest income on the new mortgage note investment originated in the first quarter of 2017.

FFO for the quarter ended June 30, 2017 was $8.3 million, or $0.26 per diluted common share, compared with $0.1 million, or $0.01 per diluted common share, for the same period in 2016. FFO was positively impacted by higher total revenues of approximately $4.4 million, including approximately $3.8 million attributable to the operator change at Lakeway Hospital, the elimination of preferred stock dividends totaling approximately $2.5 million and lower interest expense of approximately $1.4 million.

AFFO for the quarter ended June 30, 2017 was $8.5 million, or $0.27 per diluted common share, compared with $4.4 million, or $0.40 per diluted share, for the same period in 2016, primarily as a result of the elimination of the preferred stock dividends, an increase in total revenues, excluding straight-line rent, of $0.6 million, and lower cash interest expense of approximately $0.8 million.

Investment Activity

As of June 30, 2017, the Company had gross real estate investments totaling approximately $528.3 million, which was comprised of $505.8 million in 25 healthcare facilities and $22.5 million in two mortgage notes receivable collateralized by healthcare-related real estate. The following details the Company’s recent investment activity during and subsequent to the second quarter of 2017:

•

As part of the Fundamental Healthcare master lease executed in April 2017, the Company agreed, subject to certain conditions, to make available an aggregate amount of up to $11.0 million for the construction and equipping of certain new surgical suites at Mountain’s Edge Hospital, the Company’s acute care hospital in Las Vegas, Nevada.  The base rent under the master lease will be increased by an amount equal to 9.25% of the amount advanced, as advances are made. As of June 30, 2017, approximately $0.4 million had been funded pursuant to this commitment.

•

On June 30, 2017, the Company completed the acquisition of Woodlake at Tolland Nursing & Rehabilitation Center, a 130-bed skilled nursing facility located in Tolland, Connecticut, from a wholly owned subsidiary of Prospect Medical Holdings, Inc. for an aggregate purchase price of $10.0 million in cash. The Company leased the facility to Prospect ECHN Eldercare Services, Inc. pursuant to a 12-year, triple-net lease at an initial lease rate of 9.0% with annual escalators.

•

On July 31, 2017, the Company acquired two skilled nursing facilities totaling 160 beds in Indiana from Magnolia Health Systems for an aggregate purchase price of $15.0 million in cash. The Company leased Brookville Healthcare Center in Brookville, Indiana and Whitewater Commons Senior Living Center in Liberty, Indiana to Magnolia pursuant to a 15-year, triple-net master lease at an initial lease rate of 9.0% with annual escalators.

•

On August 1, 2017, the Company funded a $6.7 million mortgage note receivable to a subsidiary of Medistar Corporation, which is secured by land and an existing building in Webster, Texas.  Interest accrues at a rate of 10.0% per annum and is payable upon the maturity date of the loan on December 31, 2017.  The borrower intends to redevelop the existing property into an integrated medical facility with approximately 48,000 rentable square feet with construction expected to commence in the fourth quarter of 2017.  The Company is considering funding the redevelopment of the facility through a construction mortgage note receivable totaling approximately $15.5 million, which would replace the existing mortgage note receivable and may include an option to purchase the property in a sale-leaseback transaction upon satisfactory completion of the redevelopment.

•

On August 7, 2017, the Company signed a definitive agreement to acquire four behavioral health and substance abuse treatment facilities from subsidiaries of AAC Holdings, Inc. for an aggregate purchase price of $25.0 million in cash. The facilities are comprised of two standalone intensive outpatient treatment facilities in Las Vegas, Nevada and Arlington

(Dallas), Texas; a 110-bed sobering living facility in Las Vegas; and a 56-bed sober living facility in Arlington that is expected to expand to 131 beds by mid-year 2018. The Company will lease these facilities to AAC pursuant to a 15-year, triple-net master lease at an initial lease rate of 8.75% with annual escalators. The transaction is expected to close by August 11, 2017, subject to customary closing conditions.

Quarterly Distributions to Common Stockholders

On August 2, 2017, the Company’s Board of Directors declared a cash dividend of $0.21 per share for the second quarter of 2017. The dividend will be paid on August 30, 2017 to stockholders of record as of August 16, 2017.

Guidance for 2017

For the year ending December 31, 2017, the Company updated its previously issued guidance range for net income attributable to common stockholders to $0.61 to $0.65 per diluted common share (previously $0.60 to $0.64 per diluted common share), and reaffirmed its previously issued guidance ranges for FFO ($1.07 to $1.13 per diluted common share) and AFFO ($1.09 to $1.15 per diluted common share).

A reconciliation of projected net income attributable to common stockholders per diluted share to projected FFO and AFFO per diluted share is provided as follows:

	Full Year
	2017 Range
	Low	High
Net income attributable to common stockholders	$0.61	$0.65
Add: Real estate depreciation & amortization, net of noncontrolling interest (1)	0.46	0.48
FFO attributable to common stockholders	1.07	1.13
Stock-based compensation expense	0.11	0.11
Deferred financing costs amortization	0.03	0.03
Straight-line rental income, net of noncontrolling interest (2)	(0.14)	(0.14)
Other adjustments (3)	0.02	0.02
AFFO attributable to common stockholders	$1.09	$1.15

______________________________

(1) Includes $0.02 to $0.04 of real estate depreciation related to $127.5 million of assumed investments in the second half of 2017.

(2) Includes $(0.01) of straight-line rental income related to $127.5 million of assumed investments in the second half of 2017.

(3) Includes adjustments for non-real estate depreciation and straight-line rent expense.

The Company’s guidance for 2017 is based on the following assumptions:

•	Cash general and administrative expenses of $8.7 million to $9.0 million
•	Close a total of $150.0 million of investments in 2017
o	$22.5 million in investments were closed as of June 30, 2017
o	$127.5 million of investments are expected to close in the second half of 2017 (of which $46.7 million were closed or committed to close in July and August) with initial cash yields of 8.50% to 9.00%
o

Approximate per share impact of the $127.5 million of investments expected to close in the second half of 2017 to net income, FFO and AFFO of $0.02 to $0.05, $0.04 to $0.09 and $0.03 to $0.08, respectively

•	Interest expense of approximately $7.8 million to $8.4 million, including approximately $1.0 million in amortization of deferred financing costs
•	Weighted average diluted share count of 31.76 million

Earnings Conference Call and Webcast

The Company will host a conference call and live audio webcast, both open for the general public to hear, on August 9, 2017 at 10:00 a.m. Central Time. The number to call for this interactive teleconference is (412) 542-4116. A replay of the call will be available through August 16, 2017 by dialing (412) 317-0088 and entering the replay access code, 10110321.

The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at ir.medequities.com. The online replay will be available approximately one hour after the end of the call and archived for approximately twelve months.

About MedEquities Realty Trust, Inc.

MedEquities Realty Trust (NYSE: MRT) is a self-managed and self-administered real estate investment trust that invests in a diversified mix of healthcare properties and healthcare-related real estate debt investments. The Company’s management team has extensive industry experience in acquiring, owning, developing, financing, operating, leasing and monetizing many types of healthcare properties and portfolios. MedEquities’ strategy is to become an integral capital partner with high-quality and growth-oriented facility-based providers of healthcare services on a nationwide basis, primarily through net-leased real estate investment. For more information, please visit www.medequities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events and are not statements of historical fact. These forward-looking statements include information about the Company’s 2017 guidance and related assumptions, strategic plans and objectives, potential property acquisitions and investments, anticipated capital expenditures (and access to capital), amounts of anticipated cash distributions to our stockholders in the future and other matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” and variations of these words and other similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and/or could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  Forward-looking statements involve inherent uncertainty and may ultimately prove to be incorrect or false. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2017, and other documents filed by the Company with the SEC. You are cautioned to not place undue reliance on forward-looking statements. Except as otherwise may be required by law, we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or actual operating results.

MedEquities Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Real estate properties
Land	$40,090	$39,584
Building and improvements	451,306	440,927
Intangible lease assets	11,387	11,387
Furniture, fixtures, and equipment	2,981	2,976
Less accumulated depreciation and amortization	(33,509)	(26,052)
Total real estate properties, net	472,255	468,822

Mortgage notes receivable, net	22,418	9,915
Cash and cash equivalents	8,240	9,509
Other assets, net	33,665	31,507
Total Assets	$536,578	$519,753

Liabilities and Equity
Liabilities
Debt, net	$163,741	$144,000
Accounts payable and accrued liabilities	14,870	15,244
Deferred revenue	2,066	2,251
Total liabilities	180,677	161,495

Commitments and contingencies
Equity
Common stock, $0.01 par value. Authorized 400,000 shares; 31,775 and 31,757 issued and outstanding at June 30, 2017 and December 31, 2016, respectively	314	314
Additional paid in capital	374,436	372,615
Dividends declared	(54,513)	(40,951)
Retained earnings	33,101	23,774
Accumulated other comprehensive loss	(123)	-
Total MedEquities Realty Trust, Inc. stockholders' equity	353,215	355,752
Noncontrolling interest	2,686	2,506
Total equity	355,901	358,258
Total Liabilities and Equity	$536,578	$519,753

MedEquities Realty Trust, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016

Revenues
Rental income	$14,287	$6,354	$28,126	$20,958
Interest on mortgage notes receivable	529	229	962	458
Interest on notes receivable	9	10	19	25
Total revenues	14,825	6,593	29,107	21,441
Expenses
Depreciation and amortization	3,627	3,429	7,245	7,088
Property related	477	344	829	665
Acquisition costs	263	442	329	459
Franchise, excise and other taxes	(60)	30	26	135
Bad debt expense	-	216	-	216
General and administrative	2,979	2,553	6,150	5,324
Total operating expenses	7,286	7,014	14,579	13,887
Operating income	7,539	(421)	14,528	7,554

Other income (expense)
Interest and other income	1	2	2	3
Interest expense	(1,808)	(3,226)	(3,323)	(6,351)
	(1,807)	(3,224)	(3,321)	(6,348)

Net income (loss)	$5,732	$(3,645)	$11,207	$1,206
Less: Preferred stock dividends	-	(2,465)	-	(4,930)
Less: Net (income) loss attributable to noncontrolling interest	(936)	2,841	(1,880)	1,486
Net income (loss) attributable to common stockholders	$4,796	$(3,269)	$9,327	$(2,238)

Net income (loss) attributable to common stockholders per share
Basic and diluted	$0.15	$(0.30)	$0.29	$(0.21)

Weighted average shares outstanding
Basic	31,404	10,959	31,410	10,959
Diluted	31,487	10,959	31,451	10,959

Dividends declared per common share	$0.21	$0.21	$0.42	$0.21

Non-GAAP Financial Measures

We consider the following non-GAAP financial measures useful to investors as key supplemental measures of our performance: funds from operations attributable to common stockholders (“FFO”) and adjusted fund from operations attributable to common stockholders (“AFFO”).

Funds from Operations

FFO is a non-GAAP measure used by many investors and analysts that follow the real estate industry. FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), represents net income (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Noncontrolling interest amounts represent adjustments to reflect only our share of depreciation and amortization. We compute FFO in accordance with NAREIT’s definition, which may differ from the methodology for calculating FFO, or similarly titled measures, used by other companies.

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. We believe that the presentation of FFO provides useful information to investors regarding our operating performance by excluding the effect of real-estate related depreciation and amortization, gains or losses from sales for real estate, including impairments, extraordinary items and the portion of items related to unconsolidated entities, all of which are based on historical cost accounting, and that FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders.

Our calculation of FFO may not be comparable to measures calculated by other companies that do not use the NAREIT definition of FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. FFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

Adjusted Funds from Operations

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations.  To calculate AFFO, we further adjust FFO for certain items that are not added to net income in NAREIT’s definition of FFO, such as acquisition expenses, non-real estate-related depreciation and amortization (including amortization of lease incentives and tenant allowances), stock-based compensation expenses, and any other non-comparable or non-operating items, that do not relate to the operating performance of our properties.  To calculate AFFO, we also adjust FFO to remove the effect of straight-line rent revenue, which represents the recognition of net unbilled rental income expected to be collected in future periods of a lease agreement that exceeds the actual contractual rent due periodically from tenants for their use of the leased real estate under each lease. Noncontrolling interest amounts represent adjustments to reflect only our share of straight-line rent revenue.

Our calculation of AFFO may differ from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

MedEquities Realty Trust, Inc.
Reconciliations of FFO and AFFO
(in thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net income (loss) attributable to common stockholders	$4,796	$(3,269)	$9,327	$(2,238)
Real estate depreciation and amortization, net of noncontrolling interest	3,544	3,347	7,080	7,052
FFO attributable to common stockholders	8,340	78	16,407	4,814
Acquisition costs on completed acquisitions	-	2	-	18
Stock-based compensation expense	934	647	1,890	1,294
Deferred financing costs amortization	240	866	562	1,613
Non-real estate depreciation and amortization	134	9	286	18
Straight-line rent expense	39	41	79	83
Straight-line rent revenue, net of noncontrolling interest	(1,179)	2,764	(2,148)	2,111
AFFO attributable to common stockholders	$8,508	$4,407	$17,076	$9,951

Weighted average shares outstanding- earnings per share
Basic	31,404	10,959	31,410	10,959
Diluted	31,487	10,959	31,451	10,959

Net income (loss) attributable to common stockholders per share
Basic and diluted	$0.15	$(0.30)	$0.29	$(0.21)

Weighted average common shares outstanding- FFO and AFFO
Basic	31,404	10,959	31,410	10,959
Diluted	31,487	11,082	31,451	11,054

FFO per common share
Basic	$0.27	$0.01	$0.52	$0.44
Diluted	$0.26	$0.01	$0.52	$0.44

AFFO per common share
Basic	$0.27	$0.40	$0.54	$0.91
Diluted	$0.27	$0.40	$0.54	$0.90